Exhibit 14

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references of our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” in the Joint Proxy Statement/Prospectus of RMR Asia Pacific Real Estate Fund and to the incorporation by reference of our report, dated February 25, 2011, on RMR Asia Pacific Real Estate Fund and RMR Real Estate Income Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010, included in Pre-Effective Amendment Number 1 to the Registration Statement (Form N-14, 333-175902) of RMR Asia Pacific Real Estate Fund.

Ernst & Young, LLP

Boston, Massachusetts

October 19, 2011